Brown Capital Management Mutual Funds 485BPOS

Exhibit 99(e)(2)

AMENDMENT NO. 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 12, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018
“ALPS”	ALPS Distributors, Inc.
“Trust”	Brown Capital Management Mutual Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		BROWN CAPITAL MANAGEMENT MUTUAL FUNDS

By:		By:

Name:	Stephen Kyllo	Name:	Robert L. Young, III

Title:	Senior Vice President & Director	Title:	Principal Executive Officer

Distribution Agreement Amendment 1

Schedule A to this Amendment
Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A to Exhibit 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

APPENDIX A
LIST OF PORTFOLIOS

THE BROWN CAPITAL MANAGEMENT SMALL COMPANY FUND

THE BROWN CAPITAL MANAGEMENT INTERNATIONAL ALL COMPANY FUND
THE BROWN CAPITAL MANAGEMENT INTERNATIONAL SMALL COMPANY FUND

2.	Appendix B to Exhibit 1 of the Existing Agreement shall be amended by adding the following bullet point:

●	Perform financial intermediary payments & reporting on behalf of Fund and Fund’s Investment adviser

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment and the Existing Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.